Chembio Secures $5.8 Million Bio-Manguinhos Order to Supply Components for Production of DPP® HIV 1/2 Assay in Brazil

Chembio NY Facility Receives GMP Certification from Brazil's Health Agency

MEDFORD, N.Y., May 3, 2017 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that it has secured a $5.8 million order from Bio-Manguinhos/Fiocruz, to supply test components and intermediate product for the production of DPP® HIV 1/2 Assay in Brazil and subsequent supply to Brazil's Ministry of Health. Chembio further announced that it also has received GMP (Good Manufacturing Practices) certification for the Chembio New York manufacturing facility from Brazil's health regulatory agency, Agência Nacional de Vigilância Sanitária (ANVISA), which certification was granted for Chembio in collaboration with Bio-Manguinhos/Fiocruz.

Bio-Manguinhos is a subsidiary of the Oswaldo Cruz Foundation (Fiocruz), which is responsible for the development and production of vaccines, diagnostics and biopharmaceuticals, primarily to meet the demands of Brazil's national public health system.
John Sperzel, Chembio's CEO, commented, "We commend the decision by Brazil's Ministry of Health to purchase the high-quality DPP® HIV 1/2 Assay from Bio-Manguinhos, using both blood and oral fluid, for the country's HIV testing programs. The use of rapid POC diagnostic tests, along with prevention and treatment, are essential elements of Brazil's response to HIV incidence, and we are pleased to play an important role in the country's effort to reduce HIV infection rates and identify patients who will benefit from antiretroviral treatment."
The Company's DPP® HIV 1/2 Assay detects antibodies to HIV-1 and HIV-2 in oral fluid, fingerstick whole blood, venous whole blood, serum or plasma samples, and provides results in as little as 15 minutes. Using fingerstick whole blood samples, the diagnostic sensitivity of the assay to detect HIV infection is 99.8%, and the diagnostic specificity is 100%. The DPP® HIV 1/2 Assay is FDA-approved, WHO pre-qualified, CE-marked, and ANVISA-approved.
Mr. Sperzel further commented, "In addition to securing the order to supply components and intermediate product for DPP® HIV 1/2 Assay, Chembio also received GMP certification from ANVISA, in collaboration with Bio-Manguinhos, which allows the direct import from Chembio's Medford, NY facility."

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com